The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Preliminary Pricing Supplement No. 159 (To Product Supplement No. STOCK ARN-1 dated April 26, 2019, Prospectus Supplement dated May 18, 2018 and Prospectus dated April 5, 2019)	Subject to Completion Preliminary Pricing Supplement dated September 5, 2019	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-221324 and 333-221324-01

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	September , 2019 October , 2019 November , 2020
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Wells Fargo Finance LLC Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks Fully and Unconditionally Guaranteed by Wells Fargo & Company
■	1-to-1 downside exposure to decreases in the Basket, with up to 100% of your principal at risk
■	Maturity of approximately 14 months
■	3-to-1 leveraged upside exposure to increases in the Basket, subject to a capped return of [15.00% to 19.00%]
■	The Basket will be comprised of the common stocks of each of Lockheed Martin Corporation, Raytheon Company and The Boeing Company (the “Basket Stocks”). Each of the Basket Stocks will be given an approximately equal weight.
■	All payments occur at maturity and are subject to credit risk; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
■	Limited secondary market liquidity, with no exchange listing; intended to be held to maturity
■	The notes are the unsecured obligations of Wells Fargo Finance LLC. The notes and the related guarantee are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency

The notes are being issued by Wells Fargo Finance LLC and are fully and unconditionally guaranteed by Wells Fargo & Company. The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” and “Additional Risk Factors” beginning on pages TS-7 and TS-9 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.47 and $9.67 per unit, which is less than the public offering price listed below. The range for the initial estimated value of the notes is based on the estimated value of the notes determined for us as of the date of this term sheet by Wells Fargo Securities, LLC using its proprietary pricing models. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-17 of this term sheet for additional information.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to Wells Fargo Finance LLC	$9.80	$
(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Merrill Lynch

September     , 2019

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

Summary

The Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020 (the “notes”) are our senior unsecured debt securities. All payments on the notes are fully and unconditionally guaranteed by Wells Fargo & Company. The notes and the related guarantee are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. The notes will rank equally with all of our other unsecured and unsubordinated debt. The guarantee of the notes will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of three defense sector stocks described below (the “Basket”), is greater than its Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and the Guarantor’s credit risk. See “Terms of the Notes” and “The Basket” below.

The Basket will be comprised of the common stocks of Lockheed Martin Corporation, Raytheon Company and The Boeing Company (each, a “Basket Stock”). On the pricing date, each Basket Stock will be given an approximately equal weight.

The public offering price of each note of $10 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (a) the underwriting discount, (b) the projected profit that our hedge counterparty (which may be Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), BofAS or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (c) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described in “Risk Factors—The estimated value of the notes is determined by our affiliate’s pricing models, which may differ from those of MLPF&S, BofAS or other dealers” below and is used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The initial estimated value of the notes as of the pricing date will be set forth in the final term sheet made available to investors in the notes.

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the range for the initial estimated value of the notes set forth on the cover page of this term sheet, based on its proprietary pricing models. The range for the initial estimated value reflects terms that are not yet fixed, as well as uncertainty about market conditions and other relevant factors as of the pricing date. In no event will the estimated value of the notes on the pricing date be less than the bottom of the range. Based on WFS’s proprietary pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-17 of this term sheet.

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

Terms of the Notes		Redemption Amount Determination
Issuer:	Wells Fargo Finance LLC	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Wells Fargo & Company
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	An approximately equally weighted basket of three defense sector stocks comprised of the common stocks of each of Lockheed Martin Corporation (NYSE symbol: “LMT”), Raytheon Company (NYSE symbol: “RTN”) and The Boeing Company (NYSE symbol: “BA”) (each, a “Basket Stock”).
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The value of the Basket on the calculation day, calculated as specified in "The Basket" on page TS-10 and ““Description of ARNs—Basket Market Measures” beginning on page PS-28 of product supplement STOCK ARN-1. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement STOCK ARN-1.
Participation Rate:	300%
Capped Value:	[$11.50 to $11.90] per unit, which represents a return of [15.00% to 19.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Calculation Day:	Approximately the fifth scheduled trading day immediately preceding the maturity date, which will be set forth in the final pricing supplement.
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-23 of product supplement STOCK ARN-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit. See “Structuring the Notes” on page TS-17.
Joint Calculation Agents:	WFS and BofA Securities, Inc. (“BofAS”), acting jointly.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

The terms and risks of the notes are contained in this term sheet and in the following:

■	Product supplement STOCK ARN-1 dated April 26, 2019:

https://www.sec.gov/Archives/edgar/data/72971/000138713119002949/wfc-424b2_042519.htm

■	Prospectus supplement dated May 18, 2018: https://www.sec.gov/Archives/edgar/data/72971/000119312518167593/d523952d424b2.htm
■	Prospectus dated April 5, 2019:

https://www.sec.gov/Archives/edgar/data/72971/000138713119002551/wfc-424b2_040519.htm

When you read the accompanying prospectus supplement, note that all references in such supplement to the prospectus dated April 27, 2018, or to any sections therein, should refer instead to the accompanying prospectus dated April 5, 2019 or to the corresponding sections of such prospectus, as applicable.

As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to MLPF&S in the accompanying product supplement STOCK ARN-1, as such references relate to MLPF&S’s institutional services, should now be read as references to BofAS.

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, together with this term sheet, for information about us, the Guarantor and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. When we refer to “we,” “us,” or “our” in this document, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■     You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

■     You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.

■     You accept that the return on the notes will be capped.

■     You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

■     You are willing to forgo dividends or other benefits of owning the Basket Stocks.

■     You are willing to accept a limited market or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and the Guarantor’s actual and perceived creditworthiness, our assumed rate used to determine the economic terms of the notes and fees and charges on the notes.

■     You are willing to assume our credit risk, as issuer of the notes, and the Guarantor’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■     You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

■     You seek principal repayment or preservation of capital.

■     You seek an uncapped return on your investment.

■     You seek interest payments or other current income on your investment.

■     You want to receive dividends or other distributions paid on the Basket Stocks.

■     You seek an investment for which there will be a liquid secondary market or you are unwilling to hold the notes to maturity.

■     You are unwilling to accept the credit risk of Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, or unwilling to obtain exposure to the Basket through an investment in the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

Hypothetical Payout Profile

The graph below is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $11.70 (the midpoint of the Capped Value range of [$11.50 to $11.90]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.
See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Participation Rate of 300%, a hypothetical Capped Value of $11.70 (the midpoint of the range for the Capped Value) and a hypothetical public offering price of $10.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value, the actual price you pay for the notes and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
100.00(1)	0.00%	$10.00	0.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
105.67	5.67%	$11.70(2)	17.00%
110.00	10.00%	$11.70	17.00%
120.00	20.00%	$11.70	17.00%
130.00	30.00%	$11.70	17.00%
140.00	40.00%	$11.70	17.00%
150.00	50.00%	$11.70	17.00%
160.00	60.00%	$11.70	17.00%

(1)	The Starting Value will be set to 100.00 on the pricing date.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value. Therefore, your return on the notes for Ending Values greater than approximately 105.67% of the Starting Value will be limited to the Capped Value.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.70 per unit

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK ARN-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

■	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal. As a result, even if the value of the Basket has increased at certain times during the term of the notes, if the Ending Value is less than the Starting Value, you will receive less than, and possibly lose a significant portion or all of, your principal amount.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.
■	Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.
■	The notes are subject to credit risk. The notes are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to creditworthiness, and you will have no ability to pursue the Basket Stocks for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes and, in the event we and the Guarantor were to default on the obligations under the notes and the guarantee, you may not receive any amounts owed to you under the terms of the notes.
■	As a finance subsidiary, we have no independent operations and will have no independent assets. As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.
■	Holders of the notes have limited rights of acceleration.
■	Holders of the notes could be at greater risk for being structurally subordinated if either we or the Guarantor convey, transfer or lease all or substantially all of our or its assets to one or more of the Guarantor’s subsidiaries.
■	The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor; events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.
■	The estimated value of the notes is determined by our affiliate’s pricing models, which may differ from those of MLPF&S, BofAS or other dealers. The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions. Based on these pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the notes. This rate is used for purposes of determining the estimated value of the notes since we expect secondary market prices, if any, for the notes that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the notes based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the notes, for the same reason. WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including, but not limited to, performance of the Basket; interest rates; volatility of the Basket Stocks; correlation among the Basket Stocks; the time remaining to maturity; and dividend yields on the Basket Stocks. These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes is not an independent third-party valuation and certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from those of MLPF&S, BofAS and other dealers, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by MLPF&S, BofAS or other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

■	The estimated value of the notes on the pricing date, based on WFS’s proprietary pricing models, will be less than the public offering price. The public offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include the underwriting discount, the projected profit that our hedge counterparty (which may be MLPF&S, BofAS or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described in the preceding risk factor. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.
■	The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the assumed rate used to determine the economic terms of the notes, and the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes a hedging related charge), as further described in “Structuring the Notes” on page TS-17. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the value of the Basket, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
■	The initial estimated value does not represent the price at which we, the Guarantor, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and the Guarantor’s creditworthiness and changes in market conditions. BofAS has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S or BofAS in a secondary market transaction, the dealer may impose its own discount or commission.
■	The notes will be not listed on any securities exchange or quotation system and a trading market is not expected to develop for the notes. None of us, the Guarantor, MLPF&S, BofAS or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in the secondary market. If a secondary market does exist, it may be limited, which may affect the price you receive upon any sale. Consequently, you should be willing to hold the notes until the maturity date.
■	If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the notes: value of the Basket at such time; volatility of the Basket Stocks; economic and other conditions generally; interest rates; dividend yields; our and the Guarantor’s creditworthiness; and time to maturity.
■	Trading, hedging and other business activities of the Guarantor and any of our other affiliates, and those of MLPF&S or BofAS or one or more of its affiliates, may affect your return on the notes and their market value and create conflicts of interest with you. The Guarantor and any of our other affiliates’ business, hedging and trading activities, and those of MLPF&S or BofAS or its affiliates (including trading in shares of companies represented by the Basket Stocks), and any hedging and trading activities the Guarantor and any of our other affiliates or MLPF&S or BofAS or its affiliates engage in for their clients’ accounts, may adversely affect the value of the Basket and, therefore, adversely affect the market value of and return on the notes and may create conflicts of interest with you. The Guarantor and any of our other affiliates or MLPF&S, BofAS and its affiliates may also publish research reports on the Basket Stocks, which may be inconsistent with an investment in the notes and may adversely affect the value of the Basket. For more information about the hedging arrangements related to the notes, see “Structuring the Notes” on page TS-17.
■	None of Lockheed Martin Corporation, Raytheon Company or The Boeing Company (each, an “Underlying Company” and collectively, the “Underlying Companies”) will have any obligations relating to the notes, and none of we, the Guarantor nor MLPF&S will perform any due diligence procedures with respect to the Underlying Companies in connection with this offering.
■	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
■	You must rely on your own evaluation of the merits of an investment linked to the Basket.
■	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.
■	While the Guarantor or our other affiliates and MLPF&S, BofAS or its affiliates may from time to time own securities of the Underlying Companies, we, the Guarantor, MLPF&S, BofAS and our and their respective affiliates do not control the Underlying Companies, and have not verified any disclosure made by the Underlying Companies.
■	The Redemption Amount will not be adjusted for all corporate events that could affect the Basket Stocks. See “Description of the Notes—Anti-Dilution Adjustments” on page PS-23 of the accompanying product supplement.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

■	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. As joint calculation agents, WFS and BofAS will determine the prices of any Basket Stocks and make any other determination necessary to calculate any payments on the notes. In making these determinations, WFS and BofAS may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “Description of ARNs—Market Disruption Events,” “—Anti-Dilution Adjustments,” and “—Reorganization Events” in the accompanying product supplement.
■	The U.S. federal tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “United States Federal Income Tax Considerations” below, “Risk Factors—General Risks Relating to ARNs—The U.S. federal tax consequences of an investment in the ARNs are unclear” beginning on page PS-12 of product supplement STOCK ARN-1 and “United States Federal Tax Considerations” beginning on page PS-36 of product supplement STOCK ARN-1.

Additional Risk Factors

An investment in the notes is subject to risks associated with investing in stocks in the defense sector.

The Basket Stocks are issued by companies whose primary business is directly associated with the defense sector. Because the value of the notes is linked to the performance of the Basket Stocks, an investment in the notes exposes investors to risks associated with investments in the stocks of companies in the defense sector.

The profitability of defense companies can be significantly affected by government defense regulation and spending policies, U.S. government contracts, military demand, material costs and availability, continued innovation and the success of various research endeavors, funding, talent attraction and retention and industry competition. In addition, adverse economic, business, market, environmental, labor, tax or political developments affecting the U.S. or the areas of the world in which the defense companies or other companies within the defense sector operate could adversely affect the prices of the Basket Stocks and increase the volatility of the Market Measure.

The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the defense sector than a different investment linked to a more broadly diversified group of issuers. All of these factors could have an adverse effect on the price of the Basket Stocks and, therefore, on the value of the notes.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

The Basket

The Basket is designed to allow investors to participate in the percentage change in the prices of the Basket Stocks from the Starting Value to the Ending Value of the Basket. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-28 of product supplement STOCK ARN-1.

If September 3, 2019 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Lockheed Martin Corporation	LMT	33.33%	384.69	0.08664119	33.33
Raytheon Company	RTN	33.33%	182.09	0.18304135	33.33
The Boeing Company	BA	33.34%	354.42	0.09406918	33.34
				Starting Value	100.00

(1)	The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.
(2)	These were the Closing Market Prices of the Basket Stocks on September 3, 2019.
(3)	Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on September 3, 2019 and rounded to eight decimal places.

The Ending Value of the Basket will be the value of the Basket on the calculation day. The value of the Basket will equal the sum of the products of the Closing Market Price of each Basket Stock on a trading day multiplied by its Price Multiplier on that day, and the Component Ratio for each Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the product supplement STOCK ARN-1. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of ARNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-30 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2009 through September 3, 2019. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of December 31, 2008, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

The Basket Stocks

We have derived the following information from publicly available documents. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or the accompanying prospectus, prospectus supplement or product supplement. None of us, the Guarantor, the calculation agents, MLPF&S, BofAS or any of our respective affiliates have independently verified the accuracy or completeness of the information obtained from outside sources.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be accessed through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Basket Stocks or to any other securities of the Underlying Companies. None of us, the Guarantor, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of any Underlying Company’s publicly available documents. None of us, the Guarantor, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the price of the Underlying Stock and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell any of the Basket Stocks.

The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2009 through September 3, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

The historical data below on each of the Basket Stocks is not necessarily indicative of the future performance of the particular Basket Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of any Basket Stock during any period set forth below is not an indication that the price per share of the Basket Stock is more or less likely to increase or decrease at any time over the term of the notes.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

Lockheed Martin Corporation

Lockheed Martin Corporation is a global security and aerospace company that researches, designs, develops, manufactures, integrates and sustains advanced technology systems, products and services. This Basket Stock trades on the New York Stock Exchange under the symbol “LMT”. The company’s CIK number is 0000936468. Its SEC file number is 001-11437.

	High ($)	Low ($)
2009
First Quarter	85.55	58.18
Second Quarter	86.17	67.31
Third Quarter	82.49	73.13
Fourth Quarter	78.93	68.32
2010
First Quarter	86.90	74.41
Second Quarter	86.92	74.50
Third Quarter	76.15	68.48
Fourth Quarter	73.29	68.04
2011
First Quarter	82.27	69.87
Second Quarter	81.79	75.73
Third Quarter	81.97	66.87
Fourth Quarter	81.52	71.16
2012
First Quarter	90.85	79.98
Second Quarter	91.70	80.82
Third Quarter	93.80	86.02
Fourth Quarter	94.87	87.58
2013
First Quarter	96.52	86.70
Second Quarter	108.85	94.53
Third Quarter	130.84	106.40
Fourth Quarter	148.84	122.03
2014
First Quarter	166.84	146.07
Second Quarter	168.08	153.82
Third Quarter	182.78	157.21
Fourth Quarter	196.84	172.61
2015
First Quarter	206.62	188.37
Second Quarter	201.44	185.52
Third Quarter	213.02	187.30
Fourth Quarter	226.43	204.75
2016
First Quarter	222.96	206.08
Second Quarter	248.17	223.11
Third Quarter	266.50	237.41
Fourth Quarter	267.62	230.52
2017
First Quarter	272.03	250.90
Second Quarter	283.65	266.98
Third Quarter	310.29	278.92
Fourth Quarter	322.82	306.60
2018
First Quarter	361.00	318.54
Second Quarter	358.60	294.78
Third Quarter	346.05	299.12
Fourth Quarter	349.93	245.22
2019
First Quarter	309.47	258.08
Second Quarter	363.54	297.27
Third Quarter (through September 3, 2019)	385.88	356.21

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

Raytheon Company

Raytheon Company is a technology company specializing in defense and other government markets throughout the world. This Basket Stock trades on the New York Stock Exchange under the symbol “RTN”. The company’s CIK number is 0001047122. Its SEC file number is 001-13699.

	High ($)	Low ($)
2009
First Quarter	52.67	33.57
Second Quarter	48.27	38.47
Third Quarter	48.33	42.08
Fourth Quarter	53.44	45.18
2010
First Quarter	57.67	50.73
Second Quarter	60.01	48.39
Third Quarter	49.64	43.21
Fourth Quarter	48.33	44.45
2011
First Quarter	52.51	46.09
Second Quarter	51.49	47.93
Third Quarter	50.11	38.83
Fourth Quarter	49.07	39.50
2012
First Quarter	52.96	47.99
Second Quarter	56.59	49.30
Third Quarter	58.40	54.28
Fourth Quarter	59.28	54.00
2013
First Quarter	59.01	52.67
Second Quarter	68.07	56.22
Third Quarter	80.69	64.82
Fourth Quarter	91.04	73.97
2014
First Quarter	101.31	88.13
Second Quarter	101.47	92.25
Third Quarter	103.35	89.43
Fourth Quarter	110.47	93.85
2015
First Quarter	112.40	100.05
Second Quarter	110.01	95.68
Third Quarter	110.33	95.57
Fourth Quarter	127.95	107.77
2016
First Quarter	128.24	117.62
Second Quarter	136.66	123.23
Third Quarter	142.65	134.82
Fourth Quarter	150.54	132.97
2017
First Quarter	156.97	142.90
Second Quarter	164.26	149.95
Third Quarter	186.58	162.57
Fourth Quarter	191.38	179.58
2018
First Quarter	219.86	186.28
Second Quarter	228.13	192.54
Third Quarter	207.90	192.43
Fourth Quarter	208.21	146.67
2019
First Quarter	187.29	149.79
Second Quarter	187.58	173.88
Third Quarter (through September 3, 2019)	192.63	171.03

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

The Boeing Company

The Boeing Company, is an aerospace company and manufacturer of commercial jetliners, defense, space and security systems, and service provider of aftermarket support. This Basket Stock trades on the New York Stock Exchange under the symbol “BA”. The company’s CIK number is 0000012927. Its SEC file number is 001-00442.

	High ($)	Low ($)
2009
First Quarter	46.31	29.36
Second Quarter	52.83	35.44
Third Quarter	54.62	39.04
Fourth Quarter	56.05	47.22
2010
First Quarter	74.11	56.18
Second Quarter	75.59	60.11
Third Quarter	69.69	60.76
Fourth Quarter	71.66	62.50
2011
First Quarter	73.93	66.40
Second Quarter	79.95	71.25
Third Quarter	75.99	57.41
Fourth Quarter	74.29	58.25
2012
First Quarter	76.34	72.56
Second Quarter	77.27	67.24
Third Quarter	75.51	69.38
Fourth Quarter	76.20	69.53
2013
First Quarter	86.62	73.65
Second Quarter	104.08	84.09
Third Quarter	119.38	101.47
Fourth Quarter	138.36	114.47
2014
First Quarter	144.37	121.40
Second Quarter	138.25	122.07
Third Quarter	129.74	118.34
Fourth Quarter	134.81	120.19
2015
First Quarter	158.31	127.53
Second Quarter	154.38	138.72
Third Quarter	148.49	125.49
Fourth Quarter	149.40	130.61
2016
First Quarter	141.07	108.44
Second Quarter	137.08	122.70
Third Quarter	135.96	126.70
Fourth Quarter	157.81	132.25
2017
First Quarter	183.91	156.97
Second Quarter	202.23	175.62
Third Quarter	256.45	198.59
Fourth Quarter	297.90	255.46
2018
First Quarter	364.64	296.67
Second Quarter	371.56	322.44
Third Quarter	372.23	331.76
Fourth Quarter	392.30	294.16
2019
First Quarter	440.62	310.90
Second Quarter	395.86	337.37
Third Quarter (through September 3, 2019)	377.36	320.42

Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us of the information in the following paragraph. MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us that MLPF&S, BofAS or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has informed us that at MLPF&S’s and BofAS’s discretion, assuming no changes in market conditions from the pricing date, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S or BofAS for the notes is expected to be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, the Guarantor, MLPF&S, BofAS, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, the Guarantor, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Wells Fargo Finance LLC or Wells Fargo & Company or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;
●	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and
●	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Accelerated Return Notes®	TS-16

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. The related guarantees are Wells Fargo & Company’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and the Guarantor’s actual or perceived creditworthiness at the time of pricing. Because of the higher issuance, operational and ongoing management costs of market-linked notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences, the assumed rate we use in pricing market-linked notes is generally lower than our internal funding rate. This relatively lower assumed rate, which is reflected in the economic terms of the notes, along with other costs relating to selling, structuring, hedging and issuing the notes, results in the initial estimated value of the notes on the pricing date being less than the public offering price. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Redemption Amount payable at maturity will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, MLPF&S, BofAS and one of our respective affiliates, and take into account a number of factors, including our and the Guarantor’s creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by our affiliates, MLPF&S, BofAS or any other hedge providers. Any profit in connection with such hedging activity will be in addition to any other compensation that our affiliates, the agent and its affiliates receive for the sale of notes, which creates an additional incentive to sell the notes to you.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-18 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-17

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due November , 2020

United States Federal Income Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors—General Risks Relating to ARNs—The U.S. federal tax consequences of an investment in the ARNs are unclear” in the accompanying product supplement and “Risk Factors” in this term sheet.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a note should be treated as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary term sheet and is subject to confirmation in the final term sheet.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

●	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.
●	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. If you are a non-U.S. holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that you comply with the applicable certification requirements.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“underlying securities”) or indices that include underlying securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this term sheet, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any underlying security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Accelerated Return Notes®	TS-18

Annex

ACCELERATED RETURN NOTES® (ARNs®)

ARNs® Linked to a Basket of Three Defense Sector Stocks
Issuer	Wells Fargo Finance LLC
Guarantor	Wells Fargo & Company
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	An approximately equally weighted basket of three defense sector stocks comprised of the common stocks of each of Lockheed Martin Corporation (NYSE symbol: “LMT”), Raytheon Company (NYSE symbol: “RTN”) and The Boeing Company (NYSE symbol: “BA”) (each, a “Basket Stock”)
Payout Profile at Maturity

•  3-to-1 leveraged upside exposure to increases in the Market Measure, subject to the Capped Value

•  1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk

Capped Value	[$11.50 to $11.90] per unit, a [15.00% to 19.00%] return over the principal amount, to be determined on the pricing date
Participation Rate	300%
Interest Payments	None
Preliminary Offering Documents
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•  Depending on the performance of the Market Measure as measured from the value of the Market Measure on the pricing date to the value of the Market Measure on the calculation day occurring shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

•  Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.

•  All payments on the notes are subject to credit risk; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as Guarantor, default on their obligations, you could lose some or all of your investment.

•  As a finance subsidiary, the issuer has no independent operations and will have no independent assets.

•  Holders have limited rights of acceleration and could be at greater risk for being structurally subordinated.

•  The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor; events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.

•  The initial estimated value of the notes as of the pricing date will be less than the public offering price as the public offering price includes certain costs that are borne by you, including an underwriting discount and a hedging related charge; the estimated value of the notes is determined by the issuer’s affiliate’s pricing models, which may differ from those of MLPF&S, BofAS or other dealers; and the initial estimated value does not represent the price at which the Guarantor, the issuer, MLPF&S, BofAS or any of their respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.

•  If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

•  You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the issuers of the Basket Stocks.

•  Changes in the price of one of the Basket Stocks may be offset by changes in the price of the other Basket Stocks.

•  While the Guarantor or the issuer’s other affiliates and MLPF&S, BofAS or its affiliates may from time to time own securities of the companies included in the Basket, the issuer, the Guarantor, MLPF&S, BofAS and their respective affiliates do not control the companies included in the Basket, and have not verified any disclosure made by such companies.

•  The Redemption Amount will not be adjusted for all corporate events that could affect the Basket Stocks.

•  An investment in the notes is subject to risks associated with investing in stocks in the defense sector.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks, tax disclosure and more information about the initial estimated value.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$0.00	-100.00%
-50.00%	$5.00	-50.00%
-40.00%	$6.00	-40.00%
-30.00%	$7.00	-30.00%
-20.00%	$8.00	-20.00%
-10.00%	$9.00	-10.00%
-5.00%	$9.50	-5.00%
0.00%	$10.00	0.00%
3.00%	$10.90	9.00%
5.00%	$11.50	15.00%
5.67%	$11.70(1)	17.00%
10.00%	$11.70	17.00%
20.00%	$11.70	17.00%
30.00%	$11.70	17.00%
40.00%	$11.70	17.00%
50.00%	$11.70	17.00%
60.00%	$11.70	17.00%
(1) The Redemption Amount per unit cannot exceed the hypothetical Capped Value.